Exhibit 4.1

EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 28, 2009

ALLIANT ENERGY CORPORATION,

as Successor Company,

and

U.S. BANK NATIONAL ASSOCIATION,

Successor by Merger to

FIRSTAR BANK, N.A.,

as Trustee

Sixth Supplemental Indenture to the

Indenture

dated as of November 4, 1999

SIXTH SUPPLEMENTAL INDENTURE, dated as of September 28, 2009 (the “Sixth Supplemental Indenture”), between ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Company”), as successor to Alliant Energy Resources, LLC, formerly known as Alliant Energy Resources, Inc. (“Resources”), and U.S. BANK NATIONAL ASSOCIATION, successor by merger to FIRSTAR BANK, N.A., as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company and Resources have heretofore executed and delivered to the Trustee an Indenture, dated as of November 4, 1999 (as supplemented and amended from time to time, the “Indenture”), providing for the issuance from time to time of the Company’s unsecured unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

Reference is made to that certain Fifth Supplemental Indenture dated as of November 25, 2008 (the “Fifth Supplemental Indenture”). On November 25, 2008, the Company and Resources executed and delivered to the Trustee the Fifth Supplemental Indenture pursuant to which the Company assumed the obligations of Resources under the Indenture and the Notes and Resources were released from its obligations under the Indenture and the Notes. To date, the Trustee has not executed the Fifth Supplemental Indenture. In the view of the Company, the Trustee was required under the Indenture to execute the Fifth Supplemental Indenture and all amendments set forth therein became effective as of November 25, 2008 without the Trustee’s signature.

Reference is made herein to an Offer to Purchase and Consent Solicitation Statement, dated September 16, 2009 (the “Offer to Purchase”), relating to the Exchangeable Senior Notes due 2030 (the “Notes”) that are the only Securities outstanding as of the date hereof under the Indenture.

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises thereof, subject to Section 3.06 hereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1.

WAIVER OF DEFAULT; RESCISSION OF ACCELERATION NOTICE;

ACKNOWLEDGEMENT OF ASSUMPTION; DISMISSAL OF LITIGATION

Section 1.01. Pursuant to Section 6.04 of the Indenture, any Default and the consequences thereof arising prior to the date hereof as a result of Resources’ failure to comply with the requirements of Section 5.01 of the Indenture in connection with Resources conveying or transferring its properties and assets in one or more transactions (the “Alleged Default”), is hereby waived.

Section 1.02. Pursuant to Section 6.02 of the Indenture, the notice of acceleration, dated April 22, 2009, from the Trustee to Resources and the Company, including the declaration that the entire principal amount of the Notes is due and payable immediately, and its consequences are hereby rescinded and annulled.

Section 1.03. Each of the parties to this Sixth Supplemental Indenture hereby stipulates that the Fifth Supplemental Indenture, and the following amendments set forth therein, shall be deemed to have been effective as of 11:59 p.m. Central time on November 25, 2008:

(a) Alliant Energy Corporation assumed all of the rights and obligations of Alliant Energy Resources, Inc. and its successors under the Indenture with respect to the Securities and under the Securities.

(b) Alliant Energy Resources, Inc. (and any successor thereto other than Alliant Energy Corporation) was released from its liabilities under the Indenture and under the Securities as obligor on the Securities.

(c) Alliant Energy Corporation assumed the due and punctual payment of the principal, any premium and interest on all the Securities of and with respect to any and all series issued under the Indenture and the performance of every covenant of the Indenture on the part of Alliant Energy Resources, Inc. and its successors to be performed or observed.

(d) Alliant Energy Corporation succeeded to, and was substituted for and may exercise every right and power of, Alliant Energy Resources, Inc. and its successors under the Indenture with the same effect as if Alliant Energy Corporation had been named as the Alliant Energy Resources, Inc. and its successors in the Indenture and Alliant Energy Resources, Inc. (and any successor thereto other than Alliant Energy Corporation) was released from all obligations and covenants with respect to the Securities.

Section 1.04. On the Effective Date, the Trustee shall direct its counsel to sign and shall authorize Foley & Lardner LLP to file a stipulation of dismissal with prejudice (in the form previously agreed by the parties hereto) of the proceeding in the United States District Court for the Western District of Wisconsin entitled U.S. Bank National Association v. Alliant Energy Resources, Inc. and Alliant Energy Corporation (Case No. 3:09-CV-00078) (the “Litigation”) and agrees otherwise to use its reasonable best efforts to seek dismissal with prejudice of such proceeding as promptly as practicable after this Section 1.04 becomes operative pursuant to Section 3.06 hereof.

Section 1.05. Upon the Effective Date, the Company shall pay to the Trustee (or directly to Trustee’s legal counsel as directed by Trustee) the actual legal fees and expenses incurred by or on behalf of the Trustee and holders of beneficial interests in the Securities arising from the Alleged Default, the Litigation, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture that have been submitted in writing to the Company on or prior to the date of this Sixth Supplemental Indenture; provided that in no event shall such amount exceed $2,250,000 in the aggregate. Such payment shall be deemed to have satisfied all obligations of the Company under the Indenture relating to the reimbursement of fees and expenses arising from the Alleged Default, the Litigation, the Fifth Supplemental Indenture or the Sixth Supplemental Indenture. Nothing herein is intended to modify the Trustee’s lien rights under Section 7.07(d) of the Indenture.

ARTICLE 2.

AMENDMENTS

Section 2.01. The following Sections and Article of the Indenture are hereby deleted and the Company shall be released from its obligations under such Sections and Article:

•	Section 4.03 – “Limitation on Liens”;

•	Section 4.04 – “Limitation on Sale and Lease-Back Transactions”;

•	Section 4.09 – “Maintenance of Properties”;

•	Section 4.10 – “Insurance”;

•	Section 4.11 – “Existence”;

•	Section 4.12 – “Payment of Taxes and Other Claims”; and

•	Article 5 – “Consolidation, Merger and Sale”.

Section 2.02 The occurrence of the events described in Sections 6.01(c) and Section 6.01(d) of the Indenture shall no longer constitute Events of Default under the Indenture and such Sections of the Indenture are hereby deleted.

Section 2.03 All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in the foregoing Sections or Article of the Indenture deleted hereby are hereby deleted from the Indenture. Section 1.01 of the Indenture is hereby amended by inserting the following new term with the following definition in the appropriate alphabetic position:

“Sixth Supplemental Indenture” means the Sixth Supplemental Indenture dated as of September 28, 2009 between the Company and the Trustee.

ARTICLE 3.

MISCELLANEOUS

Section 3.01. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

Section 3.02. Except as supplemented and amended hereby, the Indenture as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Sixth Supplemental Indenture and all its provisions shall be deemed a part thereof.

Section 3.03. In case any provision in this Sixth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with any other provision hereof or of the Indenture which provision is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 3.05. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

Section 3.06. This Sixth Supplemental Indenture shall become effective upon execution by the Company and the Trustee, but the provisions of Article 1 and Article 2 of this Sixth Supplemental Indenture shall not become operative until the Company has accepted for purchase in the Tender Offer (as defined in the Offer to Purchase) all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date (as defined in the Offer to Purchase) (the “Effective Date”).

Section 3.07. This Sixth Supplemental Indenture has been simultaneously executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery by telecopier of an executed signature page hereto shall be effective as delivery of a manually executed counterpart hereof.

Section 3.08. This Sixth Supplemental Indenture shall be deemed to have been executed on the date of the acknowledgment thereof by the officer of the Trustee who signed it on behalf of the Trustee.

IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, to be hereunto affixed, all as of the day and year first above written.

ATTEST:		ALLIANT ENERGY CORPORATION As Successor Company

By:	/s/ F. J. Buri	By:	/s/ Patricia L. Kampling
Name:	F. J. Buri	Name:	Patricia L. Kampling
Title:	Corporate Secretary	Title:	Vice President – Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, Successor by Merger to FIRSTAR BANK, N.A., as Trustee

		By:	/s/ James E. Murphy
		Name:	James E. Murphy
		Title:	Vice President

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